FOR IMMEDIATE RELEASE

December 1, 1994

Contact:  Carrie Thorpe

           (717) 825-1177



                                "C-TEC Letterhead"





                   C-TEC SUCCESSFULLY CONCLUDES RIGHTS OFFERING



                     Company Raises Approximately $217 Million



      PRINCETON, NJ - C-TEC Corporation announced that its rights offering of 14,858,634 shares of its Common Stock expired at 5:00p.m. EST today.

Shareholders of record at the close of business on November
10,1994 received

nine rights for every ten shares of Common Stock or Class B
Common Stock held.

Rights holders were permitted to purchase one share of Common
Stock for each

right held at a subscription price of $20 per share and each right also carried the right to "oversubscribe" for shares of Common Stock that were not otherwise purchased pursuant to the exercise of rights. Although the final allocations have not been completed, the Company expects the net proceeds from the rights offering to be approximately $217 million. C-TEC expects to use the net proceeds from the rights offering to finance the pending acquisition of

Twin County Tans Video, Inc., to prepay certain indebtedness, to develop full-service telecommunication networks, and for potential acquisitions, joint ventures and similar strategic investments in the telecommunications industry.

      RCN Corporation, which owned approximately 34.5% of the aggregate number of outstanding shares prior to the rights offering, exercised the 5,125,494 rights it received in respect of the shares it held at an aggregate subscription price of $102,509,880 and oversubscribed for 2.5 million additional shares of Common Stock at an aggregate subscription price of $50 million. The Company expects that RCN and each other holder exercising the oversubscription privilege will be allotted 100 percent of the shares subscribed for pursuant to the oversubscription privilege.

      C-TEC Corporation is a diversified telecommunications and high technology company which traces its origins to 1897. C-TEC currently provides cable television service to more than 250,000 subscribers in New
Jersey, New

York and Michigan through its C-TEC Cable Systems subsidiaries,and telephone service to over 212,000 access lines in Eastern Pennsylvania through its

Commonwealth Telephone Company subsidiary. Commonwealth Long
Distance, a

long-distance telephone service provider, and Commonwealth
Communications

Inc., the engineering and technical services branch of the business, are also part of the C-TEC family of businesses.















                       STOCK INFORMATION



Common Stock                             Class B Common Stock

Traded Over the Counter                  Traded Over the Counter

NASDAQ/National Market                   NASDAQ/Bid & Asked

  System                                   Quotations

Symbol:  CTEX                            Symbol:  CTEXB